Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. DIVESTS GENERAL TECHNOLOGY CORPORATION

STAMFORD, CONNECTICUT – December 17, 2009 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has sold General Technology Corporation (GTC), a subsidiary of Crane Co., to IEC Electronics Corp. (NYSE Amex: IEC) for $14.2 million. GTC, also known as Crane Electronic Manufacturing Services, has revenue of approximately $25 million and is a located in Albuquerque, New Mexico. Crane Co. expects to record a tax benefit of approximately $0.09 per share resulting from this divestiture. This benefit was not included in the Company’s earnings guidance issued on October 26, 2009, of GAAP EPS for the full year 2009 of $1.90-$2.05.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent reports filed with the Securities and Exchange Commission.

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